UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021.

M&M Media, Inc.

700 Canal Street, Stamford, CT 06902

(Exact name of registrant as specified in its charter)

Delaware	46-5680005
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.

(917) 587-4981

Registrant’s telephone number, including area code

Units

Class B Common Stock

Warrants

(Title of each class of securities issued pursuant to Regulation A)

M&M Media, Inc.

F-1

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders
M&M Media, Inc. dba Trebel Music

Opinion

We have audited the accompanying consolidated financial statements of M&M Media, Inc. dba Trebel Music and subsidiary (collectively the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses, has negative cash flows from operations, requires capital to operate, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

F-2

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.
•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ dbbmckennon

Newport Beach, California

July 22, 2022

F-3

M&M MEDIA, INC.

BALANCE SHEETS

	12/31/2021	12/31/2020
Assets
Current assets:
Cash	$3,824,857	$1,772,065
Certificates of deposit	300,215	300,185
Accounts receivable, net	1,297,616	791,788
Other current assets	454,395	106,131
Total current assets	5,877,083	2,970,169

Property and equipment, net	8,263	5,356
Deferred offering costs	–	45,000
Other assets	9,878	5,775
Total assets	$5,895,224	$3,026,300

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$818,796	$662,147
Accrued liabilities	945,028	345,836
Accrued salaries	1,991,246	1,726,741
Disputed deposit	231,950	231,950
Unearned Revenue	240,279	105,000
Related party advances	143,496	27,590
Accrued royalties	2,681,064	1,783,232
Warrant liability	751,880	253,107
Total current liabilities	7,803,739	5,135,603

Note payable - net of current portion	–	47,900
Convertible debt - net of current portion	7,271,590	4,338,224
Convertible debt - related parties, net of current portion	2,083,350	1,833,350
Total liabilities	17,158,679	11,355,077

Commitments and contingencies (Note 4 )

Series A Preferred Stock, $0.0001 Par value; 40,326,704 authorized; 40,326,704 and issued and outstanding as of December 31, 2021 and 2020, respectively, with liquidation preferences of $8,740,473 and $8,324,260 as of December 31, 2021 and 2020, respectively	8,085,692	7,451,215
		–
Stockholders' Deficit:		–
Series Seed Preferred 1 Stock, $0.0001 Par value; 6,712,618 authorized; 6,712,618 shares issued and outstanding as of December 31, 2021 and 2020, respectively, with liquidation preferences of $649,903 as of December 31, 2021 and 2020, respectively	649,903	649,903
Series Seed Preferred Stock, $0.0001 Par value; 7,700,000 authorized; 7,700,000 shares issued and outstanding as of December 31, 2021 and 2020, respectively, with liquidation preferences of $700,000 as of December 31, 2021 and 2020, respectively	700,000	700,000
Class A Common stock, $0.0001 Par value; 237,500,000 authorized; 66,983,439 and 65,395,297 shares issued and outstanding as of December 31, 2021 and 2020, respectively	6,698	6,540
Class B Common stock, $0.0001 Par value; 75,000,000 authorized; 4,354,540 and 0 shares issued and outstanding as of December 31, 2021 and 2020, respectively	435	–
Additional paid-in capital	2,920,923	–
Accumulated deficit	(23,627,106)	(17,136,435)
Total stockholders' equity	(19,349,147)	(15,779,992)
Total liabilities and stockholders' equity	$5,895,224	$3,026,300

The accompanying notes are an integral part of these financial statements

F-4

M&M MEDIA, INC.

STATEMENTS OF OPERATIONS

	For the year ended December 31, 2021	For the year ended December 31, 2020

Revenues	$4,371,937	$2,113,945

Cost of revenues	3,103,753	2,184,842

Gross profit (loss)	1,268,184	(70,897)

Operating Expenses:
General and administrative	2,691,973	1,809,956
Sales and marketing	2,341,523	1,394,750
Research and development	1,358,423	1,167,316
Total operating expenses	6,391,919	4,372,022

Operating loss	(5,123,735)	(4,442,919)

Other (income) expense:
Interest expense	486,421	236,629
Other expense	–	85
Other income	(39,322)	(225,122)
Change in warrant liability	498,773	(88)
Total other (income) expense	945,872	11,504

Loss before provision for income taxes	(6,069,607)	(4,454,423)

Provision for income taxes	4,851	4,841

Net loss	$(6,074,458)	$(4,459,264)

Weighted average shares outstanding - basic and diluted	69,246,574	65,143,639
Weighted average net loss per share - basic and diluted	$(0.09)	$(0.07)

The accompanying notes are an integral part of these financial statements

F-5

M&M MEDIA, INC.

STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series Seed Preferred		Series Seed 1 Preferred		Common Stock - Class A		Common Stock - Class B		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
December 31, 2019	6,712,618	$649,903	7,700,000	$700,000	64,827,037	$6,483	–	$–	$30,968	$(12,159,209)	$(10,771,855)
Stock option compensation	–	–	–	–	–	–	–	–	48,220	–	48,220
Shares issued for cash	–	–	–	–	568,260	57	–	–	18,541	–	18,598
Accretion of preferred stock discount	–	–	–	–	–	–	–	–	(97,729)	(120,535)	(218,264)
Dividends Payable	–	–	–	–	–	–	–	–	–	(397,427)	(397,427)
Net loss	–	–	–	–	–	–	–	–	–	(4,459,264)	(4,459,264)
December 31, 2020	6,712,618	$649,903	7,700,000	$700,000	65,395,297	$6,540	–	$–	$–	$(17,136,435)	$(15,779,992)
Stock based compensation - stock options	–	–	–	–	–	–	–	–	148,005	–	148,005
Stock based compensation - Warrant	–	–	–	–	–	–	–	–	70,805	–	70,805
Warrant issued with Convertible Notes	–	–	–	–	–	–	–	–	189,050	–	189,050
Shares/units issued for services	–	–	–	–	203,663	20	1,420,000	142	142,973	–	143,135
Shares/units issued for cash	–	–	–	–	550,000	55	2,934,540	293	2,945,191	–	2,945,539
Shares issued for prepaid marketing	–	–	–	–	834,479	83	–	–	274,917	–	275,000
Accretion of preferred stock discount	–	–	–	–	–	–	–	–	(218,264)	–	(218,264)
Offering costs	–	–	–	–	–	–	–	–	(631,754)	–	(631,754)
Dividends payable	–	–	–	–	–	–	–	–	–	(416,213)	(416,213)
Net loss	–	–	–	–	–	–	–	–	–	(6,074,458)	(6,074,458)
December 31, 2021	6,712,618	$649,903	7,700,000	$700,000	66,983,439	$6,698	4,354,540	$435	$2,920,923	$(23,627,106)	$(19,349,147)

The accompanying notes are an integral part of these financial statements

F-6

M&M MEDIA, INC.

STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2021	For the year ended December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,074,458)	$(4,459,264)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,351	3,986
Amortization of prepaid marketing paid in stock	31,040	150,845
Change in value of warrant liability	498,773	(89)
Gain on sale of crypto assets	–	(241,425)
Compensation paid through note issuance	75,000	88,350
Stock-based compensation	361,945	48,220
Amortization of convertible note discount	50,123	–
Forgiveness of PPP Loan	(47,900)	–
Changes in operating assets and liabilities:
Accounts receivable	(505,828)	(175,437)
Other current assets	(104,304)	(192,296)
Other assets	(4,133)	128,541
Accounts payable	156,649	275,654
Accrued liabilities	599,192	246,644
Accrued salaries	264,505	262,449
Accrued royalties	897,832	1,109,248
Unearned revenue	135,279	105,000
Net cash used in operating activities	(3,661,934)	(2,649,574)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,258)	–
Proceeds from the sale of crypto assets	–	334,665
Redemption of certificate of deposit	(300,185)	(300,177)
Purchase of certificate of deposit	300,185	300,177
Net cash used in investing activities	(7,258)	334,665

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) - related party advances	115,906	(22,057)
Deferred offering costs	–	(45,000)
Proceeds (repayments) - notes payable	–	47,900
Proceeds - convertible notes payable	3,072,293	1,988,339
Proceeds - convertible notes payable - related parties	175,000	920,000
Proceeds from sale of common stock, net of offering costs	2,358,785	18,598
Net cash provided by financing activities	5,721,984	2,907,780

Increase in cash and cash equivalents	2,052,792	592,871
Cash and cash equivalents, beginning of year	1,772,065	1,179,194
Cash and cash equivalents, end of year	$3,824,857	$1,772,065

Supplemental disclosures of cash flow information:
Cash paid for interest	$–	$–
Cash paid for income taxes	$4,851	$4,841

Non cash investing and financing activities:
Accretion of preferred stock discount	$218,264	$218,264
Accretion of preferred stock dividends	$416,213	$397,427
Warrants issued with convertible notes	$189,050	$–

The accompanying notes are an integral part of these financial statements

F-7

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. Description of the Business and Basis of Presentation

M&M Media Inc. dba Trebel Music (the “Company”) was incorporated as a Delaware Corporation in May 2014 and provides a licensed music service in the United States, Indonesia, Mexico and certain Latin American countries, offering users an online and offline listening experience at no monthly cost. The service is primarily ad-supported, wherein advertisements support the royalties associated with music consumption. The Company depends on securing content licenses from major and minor content owners and other rights holders in order to provide its service.

Management Plans

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses from operations and has net cash used in operations since inception. As of December 31, 2021, the Company had a working capital deficit of $1,926,656. The Company will require additional capital until revenue from operations are sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

During the next 12 months, the Company intends to fund operations through revenue generation and debt and/or equity financing, including proceeds from our Regulation A offering and Series B round of financing (Note 9). There are no assurances that management will be able to raise sufficient capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned operations, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements and notes have been prepared in accordance with generally accepted accounting principles as promulgated in the United States of America ("U.S. GAAP").

Principles of Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements, as well as the reported amounts of revenue and expenses during the periods presented. Estimates are used for collectability of accounts receivable, the fair value of common stock and related stock-based compensation, warrant liability, deferred tax assets valuation allowance, and accrued royalties. To the extent there are material differences between these estimates, judgments, or assumptions and actual results, the Company's financial statements could be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by U.S. GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting among available alternatives would not produce a materially different result.

Revenue Recognition

The Company follows Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts. The steps include (1) identifying the contracts or agreements with a customer, (2) identifying the performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in an exchange for the services it transfers to its clients.

F-8

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company generates advertising revenue primarily from display, audio, and video advertising. The majority of its advertising revenue is through the delivery of advertising impressions and is sold on a cost per thousand, or CPM, basis. In determining whether an arrangement exists, the Company ensures that a binding arrangement, such as an insertion order or a fully executed customer-specific agreement, is in place. The Company generally recognizes revenue based on delivery information from its campaign trafficking partners. Significant judgments are not required a revenue is generally verified within a short period of time by our trafficking partners.

The Company is also paid for integration/feature development bonuses by customers who wish to include their software development kits (“SDKs”) or develop a special feature in the application. Integration/feature development bonus revenue is recognized once the performance obligation is fulfilled - either upon successful installation or maintenance of the SDK/feature development for a period of time.

The Company's revenue is principally derived from advertising and advertising services, with other sources of revenue representing a minor amount of revenue during the years presented.

Cost of Revenue

Cost of revenue consists predominantly of royalty and distribution costs related to content consumption. The Company incurs royalty costs paid to certain music record labels, music publishers, and other rights holders for the right to consume music by the Company’s users. Royalties are typically calculated using negotiated rates in accordance with license agreements and are based on either advertising revenue earned, user/usage measures, or a combination of the two. The determination of the amount of the rights holders’ liability requires complex IT systems and a significant volume of data and is subject to a number of variables, including the revenue recognized, the type of content streamed and the country in which it is streamed, identification of the appropriate license holder, and any applicable advertising fees and discounts, among other variables. Some rights holders have allowed the use of their content on the platform while negotiations of the terms and conditions or determination of statutory rates are ongoing. In such situations, royalties are calculated using estimated rates. In certain jurisdictions, rights holders have several years to claim royalties for musical compositions, and therefore, estimates of the royalties payable are made until payments are made. The Company has certain arrangements whereby royalty costs are or are subject to minimum guaranteed amounts. An accrual is established when actual royalty costs to be incurred during a contractual period are expected to fall short of the minimum guaranteed amounts. For minimum guarantee arrangements, the Company will expense the projected short-fall on a straight-line basis over the term of the arrangement.

Additionally, cost of revenue includes fees associated with content delivery during the music download process.

Research and Development

The Company incurs research and development expenses consisting primarily of employee compensation, information technology consulting, facilities-related expenses and costs associated with supporting its application on consumer devices. The Company incurs these expenses primarily for improvements and updates to its mobile app, integration of customer technologies, and development of new advertising products. The Company expenses research and development costs as incurred.

Sales and Marketing

Marketing and sales expenses consist of employee and employee-related costs including salaries, commissions and benefits related to employees in sales, marketing and advertising departments. In addition, marketing and sales expenses include external sales and marketing expenses such as third-party marketing, consultants, branding, advertising and public relations expenses.

F-9

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

General and Administrative

General and administrative expenses include employee and employee-related costs consisting of salaries and benefits for finance, accounting, legal, internal information technology and other administrative personnel. In addition, general and administrative expenses include professional services costs for outside legal and accounting services, facility related costs, supporting overhead costs and other transaction costs.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements or in the Company's tax returns. Deferred income taxes are recognized for differences between financial reporting and tax bases of assets and liabilities at the enacted statutory tax rates in effect for the years in which the temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The Company evaluates the realizability of deferred tax assets and valuation allowances are provided when necessary to reduce net deferred tax assets to the amounts expected to be realized.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company will recognize interest and penalties related to unrecognized tax benefits into income tax expense in the accompanying statement of operations.

The Company calculates the current and deferred income tax provision based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed in subsequent years. Adjustments based on filed income tax returns are recorded when identified. The amount of income taxes paid is subject to examination by U.S. federal, state and international tax authorities. The estimate of the potential outcome of any uncertain tax issue is subject to management's assessment of relevant risks, facts and circumstances existing at that time. To the extent that the assessment of such tax positions change, the change in estimate is recorded in the period in which the determination is made. The tax returns for 2018 through 2021 are open for examination by Federal and state taxing authorities.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of up to three months to be cash equivalents. The Company's cash and cash equivalents are held with major financial institutions and may at times exceed federally insured limits.

Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company does not have an allowance for doubtful accounts based upon historical analyses including the number of days that receivables are past due and an evaluation of the potential risk of loss associated with delinquent accounts. The Company also considers any changes to the financial condition of its customers and any other external market factors that could impact the collectability of its receivables.

F-10

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Offering Costs

The Company accounts for offering costs in accordance with ASC 340, Other Assets and Deferred Costs. Prior to the completion of an offering, offering costs were capitalized as deferred offering costs on the balance sheet. The deferred offering costs are netted against the proceeds of the offering in stockholders’ deficit or the related debt, as applicable. Costs related to unsuccessful offerings are expensed.

Property and Equipment

Fixed assets of the Company are carried at cost less accumulated depreciation and amortization. Ordinary repairs and maintenance are expensed as incurred. Major replacements and betterments which improve or extend the life of assets are capitalized and depreciated over their useful life. Depreciation and amortization is recognized on a straight-line basis over the estimated useful life of the assets, which range between three (3) to five (5) years and over the shorter of the lease term or useful life for leasehold improvements.

Internal Use Software

We incur software development costs to develop software programs to be used solely to meet our internal needs and cloud-based applications used to deliver our services. In accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software, we capitalize development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, the software will be used to perform the function intended, and the value will be recoverable. Reengineering costs, minor modifications and enhancements that do not significantly improve the overall functionality of the software are expensed as incurred.

At December 31, 2021 and 2020, there were no capitalized software costs.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the assets are considered to be impaired, an impairment charge is recognized in the period of impairment. An impairment establishes a new basis for the asset and any impairment loss recognized is not subject to subsequent reversal.

Crypto Assets

The Company holds crypto-denominated assets (“crypto assets”), which are included as other current assets in the balance sheets. As of December 31, 2021 and 2020, crypto assets were $4,760, which is recorded at cost less impairment.

The Company recognizes impairment on crypto assets assets caused by decreases in market value, determined by taking quoted prices from various digital currency exchanges with active markets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such impairment in the value of cryptocurrencies is recorded in other income in the statements of operations. The Company did not recognize any impairments on cryptocurrencies during the year ended December 31, 2021 and 2020. The Company recorded gains on sale of crypto assets of $241,425 for the year ending December 31, 2020.

Convertible debt

Convertible debt is accounted for under the guidelines established by ASC 470-20, Debt with Conversion and Other Options. ASC 470-20 governs the calculation of an embedded beneficial conversion and/or debt issued with other options, which is treated as a discount to the instruments where derivative accounting does not apply. The discounts are accreted over the term of the debt. The Company has elected to early adopt ASU 2020-06.

F-11

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Preferred stock

ASC 480, Distinguishing Liabilities from Equity, includes standards for how an issuer of equity classifies and measures on its balance sheet certain financial instruments with characteristics of both liabilities and equity.

Management is required to determine the presentation for the preferred stock because of the redemption and conversion provisions, among other provisions. Specifically, management is required to determine whether the embedded conversion feature in the preferred stock is clearly and closely related to the host instrument, and whether the bifurcation of the conversion feature is required and whether the conversion feature should be accounted for as a derivative instrument. If the host instrument and conversion feature are determined to be clearly and closely related (both more akin to equity), derivative liability accounting under ASC 815, Derivatives and Hedging, is not required. Management determined the host contract of the preferred stock is more akin to equity, and accordingly, derivative liability accounting is not required by the Company.

In addition, the Company has presented Series A preferred stock outside of stockholders' deficit due to the potential redemption of the preferred stock being outside of the Company's control (Note 4). Warrants exercisable into Series A preferred stock have been presented as a liability in accordance with ASC 480. Warrants that are treated as a liability are measured to estimated fair value at each reporting period. Preferred stock not subject to redemption is included in stockholders’ deficit.

Costs incurred directly for the issuance of the preferred stock are recorded as a reduction of gross proceeds received by the Company, resulting in a discount to the preferred stock. The discount for preferred stock held outside of stockholders’ deficit is amortized to additional paid-in capital, over the period to redemption using the effective interest method of accounting. Dividends which are required to be paid upon redemption are accrued and recorded within preferred stock and accumulated deficit.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. Stock based compensation expense recognized includes the compensation cost for all stock-based payments granted to employees, officers, and directors based on the grant date fair value estimated in accordance with the provisions of ASC 718. ASC. 718 is also applied to awards modified, repurchased, or cancelled during the periods reported. Stock-based compensation is recognized as expense over the employee’s requisite vesting period and over the nonemployee’s period of providing goods or services.

Compensation cost for stock awards, which include stock options and restricted stock, is measured at the fair value on the grant date and recognized as expense over the related service or performance period. As the stock is not traded publicly, the fair value of stock awards is based on an independent valuation of our common stock using a market approach taking into consideration other public company comparables, as well as limited sales of stock for cash consideration. We measure the fair value of stock options using the Black-Scholes option valuation model. Compensation cost for stock awards is recognized using the straight-line method.

During the years ended December 31, 2021 and 2020, stock-based compensation of $361,945 and $48,220 is included in general and administrative in the accompanying statements of operations, respectively.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising expenses are expensed as incurred. Total advertising expenses incurred were approximately $2.0 million, and $1.4 million for the years ended December 31, 2021, and 2020 respectively.

F-12

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Fair Value

Fair value is based on an exit price, defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The estimated fair value of financial assets and financial liabilities are categorized into a three-tier hierarchy, prioritized based on the level of transparency in inputs used in the valuation techniques, as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in non-active markets, or valuation techniques utilizing inputs that are derived principally from or corroborated by observable data directly or indirectly for substantially the full term of the financial instrument.

Level 3—At least one assumption or input is unobservable and it is significant to the fair value measurement, requiring significant management judgment or estimate.

The Company has segregated all financial assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date in the table below. The fair value measurement for the Preferred stock warrant “Preferred Warrant” issued (see Note 4 for details) is based on significant inputs not observable in the market and is classified as Level 3 liability at December 31, 2021 and 2020.

The fair value of the Preferred Warrant was determined using the Black Scholes model, using observable assumptions such as the remaining contractual term of the warrant and the risk-free interest rate over the term but also included significant unobservable inputs including fair value of the underlying stock and volatility. The fair value of the underlying stock is highly subjective as it does not trade in an active market. The value of the stock may change based on various funding rounds with certain valuations, market conditions, Company milestones, or various other factors. The volatility is based on comparable public company stock prices. The comparable companies used are subjective. Significant judgment is required by Management in selecting unobservable inputs, and accordingly a change in the assumptions used for the valuation could cause the value to be significantly different. In general, increases in underlying share prices, expected life and volatility, increase the value of the warrants, whereas decreases would reduce the value.

The following table details key inputs and assumptions used to estimate the fair value of the Preferred Warrant at December 31, 2021 and 2020 using a Black Scholes model:

	2021	2020

Stock Price	$0.43	$0.18
Exercise Price	$0.10	$0.10
Expected life in years	5.59	6.59
Stock price volatility	60%	56%
Risk free interest rate	1.35%	0.65%

The following table summarizes activity for liabilities measured at fair value using Level 3 significant unobservable inputs:

Warrant Liability

Beginning Balance at December 31, 2019	$253,196
Change in fair value of warrant liability	(89)
Ending Balance at December 31, 2020	253,107
Change in fair value of warrant liability	498,773
Ending Balance at December 31, 2021	$751,880

F-13

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Foreign Currency

The functional currency of the Company is the US Dollar. Assets and liabilities denominated in a foreign currency are remeasured using the exchange rate in effect at the balance sheet date and the corresponding revenue and expenses are remeasured using the average exchange rate in effect during the period. The resulting foreign currency remeasurement adjustments are recorded in other income on the statements of operations as gains/losses during the periods presented were negligible.

Loss per Common Share

The Company presents basic loss per share (“EPS”) and diluted EPS on the face of the consolidated statements of operations. Basic loss per share is computed as net loss divided by the weighted average number of common shares outstanding for the period. For periods in which we incur a net loss, the effects of potentially dilutive securities would be antidilutive and would be excluded from diluted EPS calculations. The following table summarizes dilutive instruments excluded from the calculation of EPS for each reporting period.

	December 31, 2021	December 31, 2020

Preferred shares	54,739,322	54,739,322
Stock options	11,869,752	3,982,000
Warrants	20,034,380	8,604,840
Shares upon notes payable conversion	35,596,462	24,025,264

Concentrations

At December 31, 2021 and 2020 one customer represented 50% and 36% of total accounts receivables in each year. During 2021, two customers represented 48% of total revenue and during 2020, one customer represented 18%. We do not believe the loss of these customers would have a material long-term impact on the Company’s operations.

The Company relies on a small number of record labels, music publishers, and other rights holders for content related to the Company’s services. Approximately 93% and 98% of royalty related expense relates to three and four of these right holders or their related divisions for the years ended December 31, 2021 and 2020, respectively. We believe the loss of rights to a major right holder’s catalogue would force the take down of a significant portion of popular content in the applicable territory or territories, which would significantly disadvantage us in such territory or territories.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for convertible debt with a cash conversion feature and convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt and will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that is within the scope of ASU 2020-06. ASU 2020-06 is applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The Company has elected to early adopt this ASU using the modified retrospective method. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements and related disclosures.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02: Leases (Topic 842). The new guidance generally requires an entity to recognize on its balance sheet operating and financing lease liabilities and corresponding right-of-use assets. The new standard requires a modified retrospective transition for existing leases to each prior reporting period presented. The Company has elected to utilize the extended adoption period available to the Company as an emerging growth company and has not currently adopted this standard. This standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2021. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its financial position, results of operations and cash flows once adopted.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been several ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

F-14

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

3. Debt and Other Liabilities

2019 Convertible Note Issuance

In 2019 and 2020, the Company entered into a series of convertible note agreements (the “2019 Notes”) totaling $3,534,885.

The Notes bore 5% interest, and contained both optional and automatic conversion features. An automatic conversion into the next series of stock is triggered upon a qualified financing, defined as a transaction or series of transactions in which the Company raises at least $6,000,000 in gross proceeds, prior to the maturity date. In such instance the notes convert at the lesser of: 1) 80% (20% discount) of the price paid per share at which the next equity securities are issued to cash investors in the next qualified financing and 2) the price equal to the quotient of $40,000,000 divided by the total number of outstanding shares of the Company immediately prior to the qualified financing on a fully diluted basis. If a qualified financing does not occur prior to the maturity date, then at the option of the holder, the note shall be converted into shares of Series A Preferred stock equal to the (i) the principal and interest as of the maturity date divided by (ii) a conversion price equal to (x) $40,000,000 divided by (y) the total number of outstanding shares of Common Stock of the Company outstanding immediately prior to the conversion of the Notes, calculated on a fully diluted basis. Unless converted due to qualified financing or repaid, the outstanding principal plus accrued unpaid interest will be payable upon the demand of a “Majority of Interest” at the Maturity Date. A Majority of Interest is comprised of the holders of the majority of the aggregate outstanding principal balance of the 2019 Notes.

In March 2021, the noteholders and the Company agreed to various modifications to the terms of the note: (i) extend the maturity to July 1, 2022, (ii) fix the conversion price to $0.26667 at maturity, and (iii) add an automatic conversion trigger upon a successful Regulation A Offering raise of at least $5,000,000, upon which the Company will issue Series A preferred shares equal to the principal plus interest amount as of the Maturity Date divided by $0.26667. These changes were captured in Amendment 1 to the Note Purchase Agreement. The company assessed the modifications and determined that the terms before and after modification were substantially similar based on facts and circumstances at the time of modification.

Interest expense related to these notes for the year ended December 31, 2021 and 2020 was $176,744 and $174,943, respectively.

2020 Convertible Note Issuance

Beginning July 2020, the Company entered into a series of convertible note agreements (the “2020 Notes”) totaling $3,073,982. Of these notes, $1,143,350 were issued to related parties which include management employees and entities controlled by directors of the Company.

The Notes bore 5% interest, and contained both optional and automatic conversion features. An automatic conversion into the next series of stock is triggered upon a qualified financing, defined as a transaction or series of transactions in which the Company raises at least $5,000,000 in gross proceeds, prior to the maturity date. In such instance the notes convert at the lesser of: 1) 80% (20% discount) of the price paid per share at which the next equity securities are issued to cash investors in the next qualified financing and 2) the price equal to the quotient of $40,000,000 divided by the total number of outstanding shares of the Company immediately prior to the qualified financing on a fully diluted basis. If a qualified financing does not occur prior to the maturity date, then at the option of the holder, the note shall be converted into shares of Series A-1 Preferred stock equal to the (i) the principal and interest as of the maturity date divided by (ii) a conversion price equal to (x) $40,000,000 divided by (y) the total number of outstanding shares of Common Stock of the Company outstanding immediately prior to the conversion of the Notes, calculated on a fully diluted basis.

F-15

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Additionally, for each $50,000 in the principal amount of the 2020 Notes, the purchaser will receive a contingent warrant to purchase next equity securities equal to 0.075% of the total number of shares of Common Stock outstanding immediately prior to the next qualified financing on a fully diluted basis. See Note 9 for issuance of warrants. The purchase price of each share of the next equity securities shall equal to 70% of the price per share. The warrants will expire five years after the initial closing of the sale of next equity securities. Prior to a qualified financing, the purchaser does not have a right to exercise these contingent warrants, nor are they considered outstanding. In the event the debt is repaid, warrants will not be issued.

In March 2021, the noteholders and the Company agreed to various changes to the terms of the 2020 Notes: (i) extend the maturity to July 1, 2022, (ii) fix the conversion price to $0.26667 at maturity, and (iii) add an automatic conversion trigger upon a successful Regulation A Offering raise of at least $5,000,000, upon which the number of shares issued shall equal to the principal plus interest amount as of the Maturity Date divided by $0.26667. Additionally, should the Company close at least $5,000,000 pursuant to the Regulation A+ offering, the warrant shall be exercisable for shares of the Company’s Series A Preferred stock equal to the conversion percentage multiplied by 149,999,995. The exercise price of each warrant will be $0.26667. These changes were captured in Amendment 1 to the Note and Warrant Agreement. The company assessed the modifications and determined that the terms before and after modification were substantially similar based on facts and circumstances at the time of modification.

Of the 2020 Notes, $143,350 was for the exchange of consulting/advisory services, whereby no cash was received. The 2020 Notes related to advisory services were for services rendered in 2020 and 2021. The value of these notes was recorded as compensation expense during their respective years.

Interest expense related to these notes for the year ended December 31, 2021 and 2020 was $148,469 and $59,872, respectively.

2021 Convertible Note Issuance

Beginning May 2021, the Company entered into a series of convertible note agreements (the “2021 Notes”) totaling $2,885,000. Of these notes, $195,000 were issued to related parties which include management employees and entities controlled by directors of the Company. Of the 2021 Notes, $20,000 was for the exchange of consulting/advisory services, whereby no cash was received. The 2021 Notes related to advisory services were for services rendered in 2021 and recorded as compensation expense. The 2021 Notes mature on July 1, 2022.

The Notes bore 5% interest, per annum, and contained both optional and automatic conversion features. An automatic conversion into the next series of preferred stock is triggered upon a qualified preferred equity financing, defined as a transaction or series of transactions in which the Company raises at least $5,000,000 in gross proceeds, prior to the maturity date. In such instance the notes convert at the lesser of: 1) 80% (20% discount) of the price paid per share at which the next equity securities are issued to cash investors in the next qualified financing and 2) the price equal to the quotient of $50,000,000 divided by the total number of outstanding shares of the Company immediately prior to the qualified financing on a fully diluted basis. Additionally, an automatic conversion will trigger upon a successful Regulation A Offering raise of at least $5,000,000, upon which the number of shares issued shall equal to the principal plus interest amount as of the Maturity Date divided by $0.3334. If a qualified financing does not occur prior to the maturity date, then at the option of the holder, the note shall be converted into shares of Series A Preferred stock equal to the (i) the principal and interest as of the maturity date divided by (ii) a conversion price equal to $0.3334.

Additionally, the purchaser committed to purchase a certain number of Regulation A+ offering units based on the principal amount of the Note purchased. If the purchaser did not invest in such offering within the allotted time based on the Regulation A+ offering being live; the purchaser would be forced to convert the investment into the Regulation A offering and thereby forfeiting the note. All investors of the 2021 Notes invested a like-amount of funds into the Regulation A+ offering during the allotted time period, under the terms of the Regulation A+ offering more fully described in Note 4.

F-16

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Additionally, the purchaser received warrants to purchase Class B Common Stock equal to two times the principal amount of the Note purchased. The purchase price of each share shall equal $1.00 and the Warrants will expire on July 1, 2023.

The following table details key inputs and assumptions used to estimate the relative fair value of the warrants issued with the 2021 Notes at December 31, 2021 using a Black Scholes model, resulting in a discount of $189,050.

2021

Stock Price	$0.43
Exercise Price	$1.00
Expected life in years	1.6-2.0
Stock price volatility	60%
Risk free interest rate	0.25-0.56%

During the year ended December 31, 2021, the Company accreted $50,123 of this discount to interest expense. The remaining discount of $138,927 will be accreted through the 2021 Notes maturity on July 1, 2022.

Stated interest expense related to these notes for the year ended December 31, 2021 was $31,919.

See Note 9 for conversion of the 2021, 2020, and 2019 convertible notes subsequent to December 31, 2021.

Receivables Financing Agreement

On July 30, 2021, the Company entered into an agreement for the purchase and sale of future receivables (“Receivables Financing”). The financing was to be distributed in two tranches of $500,000, with the initial tranche purchased immediately and the second at the Company’s election. Each tranche would be repaid through five payments of $112,000 plus the issuance of a warrant to purchase up to 180,000 Class B common stock at an exercise price of $1.00 and maturity in January 2023. The Company utilized only the first tranche and repaid the financing in full prior to December 31, 2021, recognizing a total interest expense of $77,500 during the year. The second tranche was not utilized and the agreement has been terminated. The Company recorded stock-based compensation of $4,243 related to these warrants in 2021 and is included in General and Administrative expense.

PPP Loan

On April 24, 2020, the Company entered into a Small Business Administration (“SBA”) loan under the Paycheck Protection Program (“PPP”) in the amount of $47,900 with ReadyCap Lending, LLC. The interest rate of the loan was 1.00% per annum and accrued on the unpaid principal balance computed on the basis of the actual number of days elapsed in a year of 360 days. Commencing seven months after the effective date of the PPP Loan, the Company was required to pay the Lender equal monthly payments of principal and interest as required to fully amortize any unforgiven principal balance of the loan by the two-year anniversary of the effective date of the PPP Loan (the “Maturity Date”). The PPP Loan contained customary events of default relating to, among other things, payment defaults, making materially false or misleading representations to the SBA or the Lender, or breaching the terms of the PPP Loan. The loan was forgiven in February 2021.

F-17

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

4. Stockholders’ Deficit

The Company amended its Certificate of Incorporation (“COI amendment”) on March 25, 2021, May 21, 2021, and August 2, 2021 to (i) effect an eleven to one stock split of its Common Stock and Preferred Stock, (ii) increase the total number of authorized shares of Common Stock to 305,000,000 and Preferred Stock to 136,851,126, (iii) authorize 60,000,000 shares of Series A-1 Preferred Stock, 2,111,804 shares of Series A-2 Preferred Stock and 20,000,000 shares of Series A-3 Preferred Stock (iv) divide the Common Stock into 230,000,000 authorized shares of Class A Common Stock and 75,000,000 shares of Class B Common Stock. Class B Common Stock is non-voting. The Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock, and Series A-3 Preferred Stock collectively have the same features and rights, with the exception of their Original Issue Price which varies accordingly. All Common Stock and Preferred Stock have par value of $0.0001.

All mentions of shares and price per share retroactively reflect the effect of the split.

Series Seed and Seed-1 Preferred Stock

The Company has authorized 7,700,000 and 6,712,618 shares of Series Seed Preferred Stock (the “Series Seed”) and Series Seed-1 Preferred Stock (the “Series Seed-1”), respectively. Features of the Series Seed and Series Seed-1 include the following: Non-cumulative dividends of 5% per annum if declared by the Board, Convertible to Common stock initially at a ratio of 1:1; subject to anti-dilution adjustment for subsequent issuances of Common stock or instruments convertible to Common stock, Liquidation preference equal to the original issue price plus any declared and unpaid dividends, only after the payment of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock. After payment of the liquidation preference, the Series A participates pro rata with the Common stock.

At December 31, 2021 and 2020, no dividends had been declared for the Series Seed and Series Seed-1. There have been no conversions of Series Seed or Series Seed-1 into Common stock.

Series A Preferred Stock

The Company has issued 40,326,704 shares of Series A Preferred Stock. Features of the Series A Preferred Stock include the following: Cumulative dividends of 5% per annum whether or not declared, redeemable seven years after issuance if elected by a “majority of the holders”, redeemable by only one investor if certain operations move out of the state of Connecticut; redemption price is the higher of FMV or original issue price plus a 12% rate of return, Convertible to Common stock initially at a ratio of 1:1; subject to anti-dilution adjustment for subsequent issuances of Common stock or instruments convertible to Common stock, Liquidation preference equal to the original issue price plus all accrued dividends. After payment of the liquidation preference, the Series A participates pro rata with the Common stock.

At December 31, 2021 and 2020, accrued, but undeclared dividends were $1,563,383 and $1,147,170, respectively. There have been no conversions of Series A into Common stock. The conversion ratio of the Series A to Common stock remains 1:1.

F-18

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Regulation A+ Offering

In March 2021, the Company launched a Regulation A+ offering to raise a total of $50 Million through the offering of 25 million units. A unit is offered for $1.00 and consists of 1 share of Class B Common Stock of the Company, par value $0.0001 (the "Class B Common Stock"), and 1 warrant ("Class B Warrant") to purchase one-half of a share of Class B Common Stock of the Company pursuant to an Offering Circular filed with the Securities and Exchange Commission. The Warrants will be exercisable at a price of $2.00 for one whole share of our Class B Common Stock. The Warrants are exercisable within 12 months from the date of qualification of the offering, after which they expire.

Through December 31, 2021, the Company has sold 2,954,540 units pursuant to the offering for gross proceeds of $2,954,540. Offering costs associated with this raise amounted to $631,754.

Warrants to Purchase Stock

On May 9, 2017, the Company issued a warrant (the “Preferred Warrant”) to purchase Preferred stock with a 10-year contractual term. The Preferred Warrant expires May 9, 2027. Features of the Preferred Warrant include the following.

•	Exercisable into 2,111,802 shares of the Company’s Series A Preferred Stock; upon the COI amendment, this warrant was modified to exercise into Series A-2 Preferred Stock (similar features to Series A Preferred Stock, with the exception of the original issue price)

•	Exercise price is $0.09713

•	Warrant vested 75% after one year and the remaining 25% vested after two years. As of December 31, 2020, the Warrant is fully vested.

At December 31, 2021, the Preferred Warrant had not been exercised. See Note 3 for inputs in estimating fair value.

In December 2020, the Company issued a warrant (the “Common Warrant”) to purchase common stock to an entity controlled by a Company director. The Common Warrant expires in 10 years. Features of the Warrant include the following.

•	Exercisable into 6,493,036 shares of the Company’s Common Stock

•	Exercise price is $0.02

•	The Common Warrant has two vesting schedules: (1) 75% vest monthly over a two-year period beginning as of July 7, 2020 and (ii) 25% vest upon the Company completing a round of financing at pre-money valuation of at least $500,000,000 led by an investor or investment bank referred by the warrant holder. As of December 31, 2021, 3,449,425 shares of the Warrant have vested. At the current time, the Company does not expect the 25% subject to performance vesting conditions to vest.

At December 31, 2021, the Warrant had not been exercised. The warrant was valued consistent with the inputs described in Note 5 of stock options for a total grant date fair value of approximately $50,500. The Company recorded stock-based compensation of approximately $25,297 related to this warrant in 2021 and is included in General and Administrative expense. The unrecognized portion will be recognized during the remaining vesting period.

F-19

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

In 2021, the Company issued several Class B warrants (the “Class B Common Warrants”) to purchase Class B common stock to strategic partners unrelated to the Company. The Class B Common Warrants expire in 2023. Features of the Warrant include the following.

•	Exercisable into 1,305,000 shares of the Company’s Class B Common Stock

•	Exercise price is between $0.85 - $1.00

At December 31, 2021, the Class B Common Warrants were fully vested and had not been exercised. The warrants were valued with similar inputs compared to the 2021 Notes Warrants described in Note 3. Of these warrants 1,125,000 were granted for services for a total grant date fair value of approximately $41,266, which is included as stock-based compensation in General and Administrative expense. The remaining 180,000 Class B Common Warrants were granted in consideration for the receivable financing agreement described in Note 3.

In addition, 1,400,000 Class B common warrants were issued pursuant to the units issued for services described below and 2,954,540 Class B common warrants were issued pursuant to the Regulation A offering described above. All such warrants expired unexercised as of the date of these financial statements.

The following summarizes the Company’s common stock warrant activity for the years ended December 31, 2021 and 2020:

	Warrants	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)

Outstanding at December 31, 2019	-
Granted	6,493,036	$0.02	10.0
Forfeited/cancelled	–
Outstanding at December 31, 2020	6,493,036	$0.02	9.5
Granted	11,429,540	$0.99	1.0
Forfeited/cancelled	–
Outstanding at December 31, 2021	17,922,576	$0.64	3.9

Exercisable at December 31, 2021	14,878,965	$0.77	2.9

Shares Issued for Services

During the year ended December 31, 2021, the Company issued 200,000 shares of Class A common stock and 20,000 units which are included in the units in the Regulation A offering described above, for services rendered by consultants and employees recognizing compensation expense of $30,000. Compensation expense related to these issuances was based on the estimated fair value of the Company’s common stock or unit at the time of issuance.

Additionally, the Company issued 1,400,000 Regulation A units to an outside party for production of a web series to promote its Regulation A+ offering. As the granting of these units is an offering cost and is both an increase and decrease to additional paid-in capital, there is net zero effect.

Shares Issued for Marketing

During the year ended December 31, 2021, the Company issued 834,479 shares of Class A common stock, valued at $275,000, to a strategic partner for future marketing services. Marketing expenses will be booked against the asset as the Company utilizes the services. As of December 31, 2021, none of this prepaid marketing credit was utilized.

F-20

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

5. Stock Options

In 2014, our Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”). The 2014 Plan provides for the grant of equity awards to employees, and consultants, including stock options, stock purchase rights and restricted stock units to purchase shares of our common stock. Pursuant to a Stockholder Consent in March 2021, the 2014 Plan was amended and up to 30,069,424 shares of our common stock may be issued pursuant to awards granted under the 2014 Plan. The 2014 Plan is administered by our Board of Directors, and expires ten years after adoption, unless terminated earlier by the Board.

In 2021 and 2020, the Company granted 8,130,252 and 1,265,000 stock options under the Plan to various advisors, contractors and employees, respectively. Of the 2021 total, 150,000 was granted on the condition that certain performance requirements be met. These requirements were met during the year and the company recognized stock based compensation accordingly. The total grant-date fair value of options granted in 2021 and 2020 was $729,569 and $93,526, with a weighted average grant date fair value of $0.09 and $0.02, respectively. The granted options have exercise prices ranging from $0.02 to $0.05, each, expire in ten years, and ranged from 100% immediate vesting, to vesting over a four-year period or performance-based vesting.

The following summarizes the Company’s stock option activity for the year ended December 31, 2021 and 2020.

	Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)

Outstanding at December 31, 2019	2,717,000	$0.03	9.3
Granted	1,265,000	0.03	10.0
Forfeited/cancelled	–	0.03
Outstanding at December 31, 2020	3,982,000	$0.03	9.4
Granted	8,130,252	0.05	10.0
Forfeited/cancelled	(242,500)
Outstanding at December 31, 2021	11,869,752	$0.04	8.8

Vested and expected to vest at December 31, 2021	11,869,752	$0.04	8.8

Exercisable at December 31, 2021	3,206,549	$0.03

The Company recorded stock-based compensation expense of $148,005 and $37,956 during the year ended December 31, 2021 and 2020, respectively, related to stock options. This expense is included in the General and Administrative expense in the accompanying statements of operations.

As of December 31, 2021, total unrecognized stock-based compensation expense related to nonvested stock options was approximately $616,117, which is expected to be recognized over a weighted average period of approximately 2.4 years.

F-21

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company estimates the fair value of stock options that contain service and/or performance conditions using the Black-Scholes option pricing model. The input assumptions used by the Company are as follows:

	2021	2020
Expected life in years	6.5 – 10	6.5 – 10
Stock price volatility	60%	42.33%
Risk free interest rate	1.50%	0.91%
Expected dividends	None	None

The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s stock options.

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options. Contractor or input for warrants use contractual life.

The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

Management estimated the fair value of common stock by looking at a market approach which takes into consideration the value of development to date and subscriber base and the sale of securities sold to third parties.

The Company recognizes stock option forfeitures as they occur as there is insufficient historical data to accurately determine future forfeitures rates.

6. Income Taxes

For the years ended December 31, 2021 and 2020, the Company did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by the Company.

On March 27, 2020, the United States enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The Cares Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. The CARES Act also established a Paycheck Protection Program whereby certain small businesses are eligible for a loan to fund payroll expenses, rent, and related costs.

F-22

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company considered the provisions under the CARES Act and elected not to take advantage of the provisions of CARES Act, except for the PPP loan described above, as the effect of such provisions was not expected to have a material impact on the Company’s results of operations, cash flows and financial statements.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

	Years Ended December 31,
	2021	2020
Statutory federal rate	21.0%	21.0%
State income taxes net of federal income tax benefit	8.6%	8.7%
Permanent differences for tax purposes	-0.1%	-0.1%
Change in valuation allowance	-29.6%	-29.7%
Effective income tax rate	0.0%	0.0%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the deferred tax assets and liabilities are as follows:

	Years Ended
	December 31,
	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$5,685,843	$4,062,291
Accrued officer compensation	556,736	483,204
Other	111,318	14, 295
Total deferred tax assets	6,353,897	4,559,790
Valuation allowance	(6,353,897)	(4,559,790)
Net deferred tax assets	$–	$–

At December 31, 2021, the Company had available net operating loss carryovers of approximately $19.3 million for both federal and state taxes that may be applied against future taxable income. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized. The net change in the valuation allowance is primarily due to the net loss generated in 2021, which increased the net operating loss carryforward in 2021 compared to 2020 by $1.8 million.

F-23

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

The Company files income tax returns in the U.S. federal jurisdiction, Connecticut, and California and is subject to income tax examinations by tax authorities for tax years ended 2018 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2021, the Company has no accrued interest or penalties related to uncertain tax positions.

7. Related party transactions

During 2021 and 2020, convertible notes totaling $250,000 and $1,088,350, respectively, were issued to related parties which include management employees and entities controlled by directors of the Company. Of these notes, $163,350 were issued in exchange for services.

See Note 4 for warrants issued to a related party.

8. Commitments & Contingencies

Litigation

On June 9, 2020, Verizon Media filed an action in the Supreme Court of the State of New York, County of New York claiming conversion, unjust enrichment and breach of contract in connection with a payment made by Verizon Media to the Company pursuant to a Publisher Master Services Agreement. In the lawsuit, Verizon Media asserts that it overpaid the Company approximately $232,000 due to a data entry error on Verizon Media’s part and seeks a return of that payment. The Company denies that the payment was in error and intends to vigorously defend against the claims. M&M has also asserted counterclaims against Verizon Media for its own breach of the Publisher Master Services Agreement. The case remains at the pleadings stage and, as a result, we are not able to evaluate the likelihood of an unfavorable outcome or an estimate of potential loss at this time. The Company has recorded the payment as a contingent liability until the dispute is resolved.

9. Subsequent events

The Company has evaluated subsequent events that occurred after December 31, 2021 through July 22, 2022 the issuance date of these financial statements. There have been no other events or transactions during this time which would have a material effect on these financial statements, other than those disclosed below.

F-24

M&M MEDIA, INC.

NOTES TO THE FINANCIAL STATEMENTS

Certificate of Incorporation Amendment

The Company filed its Sixth Amended & Restated Certificate of Incorporation on January 27, 2022, designating new Series B, B-1, B-2, and B-3 Preferred Stock. The total number of shares of classes of stock authorized by the Company to issue (i) 375,000,000 shares of Common Stock, par value $0.0001 per share and (ii) 151,287,588 shares of Preferred Stock, par value of $0.0001 per share. Additionally, the Company’s 2014 Equity Incentive Plan was amended and increased by 5,210,000 shares to 35,279,424.

Series B Offering

On January 31, 2022, the Company signed a Series B Stock Purchase Agreement for an offering of up to 25 million shares of Series B preferred shares at a price per share of $0.98. The Series B offering will remain open as the Company meets various conditions tied to the investment.

The Company has issued 8,356,289 Series B preferred shares for cash. Additionally, the lead investor has received 12,495,551 shares of Class A common shares and 7,500,000 Class B warrants.

Conversion of Convertible Notes

The Company amended each of the Convertible Notes (Note 3) on January 20, 2022, adjusting the amount of next qualified financing required for a conversion event to $2,500,000. Pursuant to this amendment and as dictated by the conversion terms of the agreements, the Company converted all outstanding Convertible Notes to preferred stock. The 2019 and 2020 Notes totaling $7,277,330 in principal and accrued interest converted to 33,543,786 shares of Series B-1 preferred stock and the 2021 Notes totaling $2,929,890 in principal and accrued interest converted to 10,804,251 shares of Series B-3 preferred stock. Additionally, the Company issued 8,088,880 warrants for Series B-3 preferred shares pursuant to the terms of the 2020 Notes. The warrants have a term of five years and an exercise price of $0.69.

Stock Issuance for Liabilities

In 2022, the Company issued 539,069 Class A common shares to a related party in lieu of payment for amounts owed as of December 31, 2021.

Stock Options and Warrant Issuance

In 2022, the Company granted 2,052,664 stock options for Class A Common Stock under the Plan to various employees, advisors, and consultants. In addition, the Company granted a warrant for 600,000 Class B Common Stock to an advisor, exercisable at $0.98.

Regulation A+ Offering

On March 30, 2022, the Company terminated its Regulation A+ offering. In 2022, the Company sold an additional 184,500 units to investors and issued 600,000 units to an outside party for production of a web series to promote the offering. No holders of the units exercised their Regulation A warrants prior to their expiration.

F-25

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

M&M Media, Inc.

By: /s/ Gary Mekikian

Chief Executive Officer

September 14, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

By: /s/ Gary Mekikian

Gary Mekikian, Chief Executive Officer, Director

September 14, 2022

By: /s/ Robert Vanech

Robert Vanech, Chief Financial Officer, Principal Accounting Officer, Principal Financial Officer

September 14, 2022

By: /s/ Vincent Freda

Vincent Freda, President

September 14, 2022

By: /s/ Adrian Sada Cueva

Adrian Sada Cueva, Director

September 14, 2022

By: /s/ Matt McCooe

Matt McCooe, Director

September 14, 2022

By: /s/ Hary Tanoesoedibjo

Hary Tanoesoedibjo, Director

September 14, 2022

By: /s/ Tigran Mekikian

Tigran Mekikian, Director

September 14, 2022